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                                                                   EXHIBIT 99.1

NETGURU COMPLETES SALE OF TRAVEL SUBSIDIARY

Yorba Linda, CA - April 26, 2004 - netGuru, Inc. (Nasdaq: NGRU), sold its eDestinations retail travel subsidiary as part of its continuing strategy to streamline operations and increase focus on its core software and information technology (IT) businesses. For the present, netGuru will retain its Web-based technology for online travel services.

Amrit Das, netGuru chief executive officer, commented: "This sale marks another step in our continuing efforts to streamline the Company's overall operations and more effectively focus our resources on growing our core engineering and collaborative software and IT businesses.

"With business fundamentals continuing to strengthen, we believe we will continue to generate revenue growth," Das added. "And as we make further progress on the cost side, we expect to see significant improvement in margins and net results."

About netGuru, Inc.
netGuru is an engineering information technology and services company offering engineering and design collaborative software, solutions, and professional and technical services and support to businesses worldwide. netGuru serves its global markets and clients through offices located in the United States, Europe, Asia, and the Middle East, and through distributors in 40 countries. The Company licenses its engineering software and solutions to more than 20,000 businesses in 85 countries. For more information please visit www.netguru.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
With the exception of historical or factual information, the matters discussed in this press release, including business strategy, cost and expense reductions, future sales/revenues, margins, and future financial results, are forward looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, market acceptance and use of the Company's products and services, market conditions worldwide, engineering needs, our ability to increase revenue and control costs and expenses, and technological change, economic conditions, changes in governmental regulations and policies, competitive products and services, unforeseen technical issues, and other factors discussed in the "Risk Factors" Section of the company's Form 10-KSB for the fiscal year ended March 31, 2003, as filed with the U.S. Securities and Exchange Commission.


For further information please contact:

Bruce Nelson               Santanu Das               Dan Matsui/Eugene Heller
Chief Financial Officer    Chief Operating Officer   Silverman Heller Associates
(714) 974-2500 x 215       (714) 974-2500 x 329      (310) 208-2550